UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.  )

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Yuma Energy, Inc.
(Name of Registrant as Specified in Its Charter)

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Yuma Energy, Inc.

April __, 2015

Dear Fellow Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders to be held on Tuesday, June 9, 2015 at 9:00 a.m., Central Daylight Time, at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056.  The other directors and officers join me in extending this invitation.

It is important that your shares are represented at the meeting.  If you are unable to attend the meeting but have questions or comments about our operations, we would like to hear from you.

A form of proxy is enclosed.  To assure that your shares will be voted at the meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or if your proxy card or voting instructions form so indicates, vote electronically via the Internet or telephone.  Submitting your proxy will not affect your right to vote in person if you attend the meeting.

Sincerely,

Sam L. Banks
Chairman, President and Chief Executive Officer

Your vote is important.

Please vote by using the Internet, the telephone,
or by signing, dating, and returning the enclosed proxy card.

Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, Texas 77027

NOTICE OF THE 2015 ANNUAL MEETING OF SHAREHOLDERS

Date:	June 9, 2015

Time:	9:00 a.m. CDT

Place:	Hotel Granduca
1080 Uptown Park Boulevard
Houston, Texas 77056

Matters to be voted on:	1.	To elect two Class I directors to our board of directors to serve for terms of two years each and until their successors are duly elected and qualified;

2.
To approve an amendment to our Restated Articles of Incorporation and our Amended and Restated Bylaws to increase the size of the range of number of directors from a minimum of four directors and maximum of seven directors to a minimum of five directors and a maximum of nine directors;

	3.	To approve, on a non-binding advisory basis, executive compensation;

	4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2015; and

	5.	To consider and act upon such other matters as may properly come before the Meeting and any adjournments thereof.

Shareholders of record at the close of business on April 24, 2015, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

It is important that your shares be represented and voted at the Annual Meeting. Shareholders are urged to vote their shares by one of the following methods whether or not they plan to attend the Annual Meeting: (1) vote via the Internet or by telephone using the instructions on the proxy card, if this option is available to you (please refer to your proxy card to determine if this option is available to you); or (2) complete, sign, date and return the accompanying proxy card in the enclosed self-addressed envelope (the self-addressed envelope requires no postage if mailed in the United States).

By Order of the Board of Directors,

Kirk F. Sprunger
Corporate Secretary
April __, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
JUNE 9, 2015

Pursuant to rules of the Securities and Exchange Commission, we are providing access to our proxy materials, on or about April 30, 2015, by notifying you of the availability of our proxy materials on the Internet. These proxy materials and our 2014 Annual Report on Form 10-K are available at https://www.iproxydirect.com/YUMA.

TABLE OF CONTENTS

2015 Proxy Summary	i	Restricted Stock Awards	12
OUR BOARD OF DIRECTORS	1	Director Compensation in 2014	12
PROPOSAL 1 – ELECTION OF TWO CLASS I DIRECTORS	4	MANAGEMENT	13
CORPORATE GOVERNANCE	5	EXECUTIVE COMPENSATION	14
Director Attendance	5	Summary Compensation Table	14
Controlled Company	5	Narrative Disclosure to the Summary Compensation Table	15
Director Independence	5	Outstanding Equity Awards	17
Board of Directors Diversity	5	Employment Contracts and Termination of Employment	17
Shareholder-Recommended Director Candidates	5	Compensation Committee Interlocks and Insider Participation	18
Board Leadership	6	Potential Payments Triggered Upon a Change in Control	18
Board Risk Oversight	6	INDEPENDENT PUBLIC ACCOUNTANTS	19
Communications with Directors	6	Audit Committee Pre-Approval Policies and Procedures	19
Board Committees	6	Fees Paid to Grant Thornton LLP and SingerLewak LLP	19
Corporate Code of Business Conduct and Ethics	7	AUDIT COMMITTEE REPORT	20
Section 16(a) Beneficial Ownership Reporting Compliance	7	PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
PROPOSAL 2 – APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION AND AN AMENDMENT TO OUR AMENDED AND RESTATED BYLAWS	8	CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	22
General	8	Policies and Procedures for Approval of Related Party Transactions	22
Background and Reasons for the Proposal	8	GENERAL INFORMATION ABOUT THE ANNUAL MEETING	23
No Appraisal Rights	8	Voting Instructions and Information	23
Approval by the Shareholders of the Proposal	8	Shareholder Proposals	24
PROPOSAL 3 – Advisory Vote on Executive Compensation	9	Annual Report on Form 10-K	24
Security Ownership of Management and Certain Beneficial Owners	10	Eliminating Duplicative Proxy Materials	24
EQUITY COMPENSATION PLAN INFORMATION	11	Incorporation by Reference	24
COMPENSATION OF DIRECTORS	12
Retainer Fees	12

2015 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

● Time:	9:00 a.m. Central Daylight Time
● Date:	June 9, 2015
● Place:	Hotel Granduca
	1080 Uptown Park Boulevard
	Houston, Texas 77056
● Record date:	April 24, 2015
● Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

●	Election of two Class I directors for two-year terms
●
Amendment to our Restated Articles of Incorporation and an Amendment to our Amended and Restated Bylaws to increase the size of the range of number of directors to a minimum of five directors and a maximum of nine directors

●	Advisory vote on executive compensation
●	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2015

Voting Matters				Recommendation of the Board			Page Reference (for more detail)
Election of Class I Directors				FOR EACH NOMINEE			4

Amendment to the Restated Articles of Incorporation and an Amendment to the Amended and Restated Bylaws				FOR			8

Advisory Vote on Executive Compensation				FOR			9

Ratify Appointment of Grant Thornton LLP				FOR			21

Proposal 1. Board Nominees

The following table provides summary information about each of our directors, including our Class I director nominees. Each Class I director nominee is elected every two years by the two nominees receiving the highest number of votes cast. No Class I director nominee, all of whom are current directors, attended fewer than 75% of the Board meetings and committee meetings on which he sits.

							Committee Membership
Name	Class	Age	Director Since	Position with the Company	Experience/ Qualifications	Independent	Audit	Compensation
Sam L. Banks	I	65	2014	Chairman, President and Chief Executive Officer	Leadership, Industry, Expertise, Operations and Experience

James W. Christmas	II	67	2014	Director	Industry, Expertise and Experience	X	X	X

Frank A. Lodzinski	II	65	2014	Director	Finance, Operations, Industry and Experience	X	X

Ben T. Morris	I	69	2014	Director	Strategic, Finance, Governance and Experience	X	X	X

Richard K. Stoneburner	II	61	2014	Director	Experience, Industry and Operations	X		X

i

Proposal 2. Amendment to the Restated Articles of Incorporation and an Amendment to the Amended and Restated Bylaws

We are asking shareholders to approve an Amendment to our Restated Articles of Incorporation and our Amended and Restated Bylaws that will increase the size of the range of the number of directors to a minimum of five directors and a maximum of nine directors.

Proposal 3. Executive Compensation Advisory Vote

We are asking shareholders to approve on an advisory basis our named executive officer compensation. Our Board recommends a FOR vote because it believes that our compensation program is currently adequate to retain, attract and incentivize our named executive officers on both a short-term and long-term basis in a manner beneficial to our shareholders. Further, our Board believes that our compensation program is reasonable in relation to comparable public and private companies in our industry.

Elements of Our Compensation Program

Element	Characteristics	Primary Objective

Base Salary	Cash	Attract and retain highly talented individuals

Short-Term Incentives	Cash bonus	Reward for individual and corporate performance

Long-Term Incentives	Restricted stock with multi-year vesting periods	Align the interests of our employees and shareholders by providing employees with incentive to perform technically and financially in a manner that promotes share price appreciation

Other Benefits	401(k) plans and employee benefit plans	Provide benefits that promote employee health and support employees in attaining financial security

Executive Compensation Discussion

Our Board of Directors, Compensation Committee and CEO believe that a reasonable compensation program in relation to our competitors is essential to profitable corporate growth and that our compensation program should be periodically reviewed and modified to retain and attract necessary executive and supporting personnel. Further, we believe our compensation program provides reasonable incentives to align the interests of our named executive officers with our shareholders. Our named executive officers (and the other members of management and key employees) are shareholders through direct investments and long-term incentive compensation awards.

Proposal 4. Ratification of Independent Registered Public Accounting Firm
We are asking shareholders to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2015.

ii

OUR BOARD OF DIRECTORS

Our business and affairs are managed under the direction of our Board of Directors. Our Restated Articles of Incorporation specify that we shall not have less than four nor more than seven directors. Currently, our Board has six members and the Board resolved to reduce that number to five effective at the Annual Meeting as one of our directors, Mr. Richard W. Volk, has decided to retire from the Board and not seek reelection as a director. Under our Restated Articles of Incorporation, each director holds office until the annual shareholders’ meeting at which such director’s class is up for re-election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Our Restated Articles of Incorporation provides that our Board is classified into two classes: Class I and Class II, each class having a two-year term of office.

On September 10, 2014, a wholly-owned subsidiary of the Company merged with and into Yuma Energy, Inc., a Delaware corporation (“Yuma Co.”), in exchange for 66,336,701 shares of common stock and the Company changed its name to “Yuma Energy, Inc.” (the “merger”). As a result of the merger, the former Yuma Co. shareholders received approximately 93% of the then outstanding common stock of the Company and thus acquired voting control. Although the Company was the legal acquirer, for financial reporting purposes the merger was accounted for as a reverse acquisition of the Company by Yuma Co. In connection with the closing of the merger, Sam L. Banks, our current Chairman, President and Chief Executive Officer, acquired approximately 57.7% of our outstanding common stock as of the closing of the merger in exchange for his shares of Yuma Co.

Simultaneously with the closing of the merger, each member of our Board at the time, Michael D. Herman, Rick D. Kasch and Gary L. Ronning resigned from their positions on our Board, and the current members of our Board, consisting of Sam L. Banks, James W. Christmas, Frank A. Lodzinski, Ben T. Morris, Richard K. Stoneburner and Richard W. Volk, were appointed as directors. Because our Board is divided into two classes, each director was appointed to one class. Messrs. Banks, Morris and Volk were appointed as Class I directors. Messrs. Christmas, Lodzinski and Stoneburner were appointed as Class II directors. As discussed more fully below under “Proposal I—Election of Directors,” Messrs. Banks and Morris have been nominated for reelection at our 2015 Annual Meeting because of the expiration of the term of their class, Class I, on our classified board, and the vacancy by Mr. Volk’s retirement will not be filled as the Board resolved to reduce the number of directors serving on the Board to five members.

Also simultaneously with the closing of the merger, our executive officers at the time, Michael D. Herman and Lee G. Christianson, each resigned as executive officers. Following the resignation of our former executive officers, our new Board appointed Sam L. Banks as Chief Executive Officer, Michael F. Conlon as President, and Kirk F. Sprunger as Chief Financial Officer, Treasurer and Corporate Secretary. On October 8, 2014, Mr. Conlon resigned from his position as President and Chief Operating Officer of the Company and Mr. Banks was appointed as President of the Company.

Below is information about each our directors, including biographical data for at least the past five years and an assessment of the skills and qualifications of each director.

Class I Director Nominees for Election at the 2015 Annual Meeting

Sam L. Banks Chairman, President and Chief Executive Officer Age: 65 Director Since: 2014
Mr. Banks has been the Chief Executive Officer and Chairman of the Board of Directors of the Company since the closing of the merger on September 10, 2014 and also President since October 10, 2014. He was the Chief Executive Officer and Chairman of the board of directors of Yuma Co. and its predecessor since 1983. He was also the founder of Yuma Co. He has 38 years of experience in the oil and gas industry, the majority of which he has been leading Yuma Co. Prior to founding Yuma Co., he held the position of Assistant to the President of Tomlinson Interests, a private independent oil and gas company. Mr. Banks graduated with a Bachelor of Arts from Tulane University in New Orleans, Louisiana, in 1972, and in 1976 he served as Republican Assistant Finance Chairman for the re-election of President Gerald Ford, under former Secretary of State, Robert Mosbacher.

Skills and Qualifications: The Board of Directors of the Company, in reviewing and assessing the contributions of Mr. Banks to the Board, determined that his leadership and intimate knowledge of the oil and gas industry, the Company’s structure, and its operations, provide the Board of Directors with company-specific experience and expertise.

Ben T. Morris Age: 69 Director Since: 2014 Board Committees: ● Audit ● Compensation
Mr. Morris has served as a director and a member of the audit and compensation committees of the Company since the closing of the merger on September 10, 2014. He has served as a director of Yuma Co. since July 2011. He has an extensive financial background, with over 20 years of experience in many aspects of the financial sector. He began his career as an accountant at Price Waterhouse & Co. in 1967 and in 1973 joined Mid American Oil and Gas Inc. as CFO and later became President of the company. From 1980 to 1986, Mr. Morris served as COO of Tatham Corp., a privately-held oil and gas company. He is a retired CEO of the Sanders Morris Harris Group, a financial services and wealth management company he co-founded in 1987 and is still employed by the firm currently. Since August 2014, Mr. Morris has served as a director of Gulfport Energy, Inc., where he is a member of the audit committee and its nominating and corporate governance committee. Mr. Morris has served on the boards of several public companies including Capital Title Group (1998-2006); American Equity Investment Life Holding Company (1997-2006); and Tyler Technologies, Inc. (2002-2005), where he served as chairman of the audit committee. Mr. Morris earned a B.B.A. degree from the University of North Texas.

Skills and Qualifications: The Board of Directors of the Company, in reviewing and assessing the contributions of Mr. Morris to the Board, determined that his past experience make him uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial, and governance matters.

Continuing Directors – Class II Directors Whose Terms Expire in 2016

James W. Christmas Age: 67 Director Since: 2014 Board Committees: ● Audit ● Compensation
Mr. Christmas has served as a director and member of the audit and compensation committees of the Company since the closing of the merger on September 10, 2014. He has served as a director of Yuma Co. since November 2013. Mr. Christmas began serving as a director of Petrohawk Energy Corporation (“Petrohawk”) on July 12, 2006, effective upon the merger of KCS Energy, Inc. (“KCS”) into Petrohawk. He continued to serve as a director, and as Vice Chairman of the Board of Directors, for Petrohawk until BHP Billiton acquired Petrohawk in August 2011. He also served on the audit committee and the nominating and corporate governance committee. Mr. Christmas served as a member of the Board of Directors of Petrohawk, a wholly-owned subsidiary of BHP Billiton, and as chair of the financial reporting committee of such board from August 2013 through September 2014. On January 29, 2014, Mr. Christmas was appointed to the Board of Directors of Rice Energy, Inc., and serves as chairman of its audit committee and as a member of its compensation committee. He also serves on the Advisory Board of the Tobin School of Business of St. John’s University. He served as President and Chief Executive Officer of KCS from 1988 until April 2003 and Chairman of the Board and Chief Executive Officer of KCS until its merger into Petrohawk. Mr. Christmas was a Certified Public Accountant in New York and was with Arthur Andersen & Co. from 1970 until 1978 before leaving to join National Utilities & Industries (“NUI”), a diversified energy company, as Vice President and Controller. He remained with NUI until 1988, when NUI spun out its unregulated activities that ultimately became part of KCS. As an auditor and audit manager, controller and in his role as CEO of KCS, Mr. Christmas was directly or indirectly responsible for financial reporting and compliance with SEC regulations, and as such has extensive experience in reviewing and evaluating financial reports, as well as in evaluating executive and board performance and in recruiting directors. He has extensive experience in oil and gas company growth issues, with a focus on capital structure and business development strategies. Prior to his appointment as a Director, Mr. Christmas was a Board Advisor to Yuma Co. from August 2012 through November 2013. Mr. Christmas received a bachelor’s degree in accounting and an honorary degree of commercial science from St. John’s University.

Skills and Qualifications: The Board of Directors of the Company, in reviewing and assessing the contributions of Mr. Christmas to the Board, determined that his prior experience as an executive and director and his past audit, accounting and financial reporting experience provide significant contributions to the Company’s Board of Directors.

Frank A. Lodzinski Age: 65 Director Since: 2014 Board Committees: ● Audit
Mr. Lodzinski has served as a director and member of the audit committee of the Company since the closing of the merger on September 10, 2014. He has served as a director of Yuma Co. since August 2012. He has more than 43 years of oil and gas industry experience, including the successful completion of several reverse mergers. In 1984, Mr. Lodzinski formed Energy Resource Associates, Inc., which acquired management and controlling interests in oil and gas limited partnerships, joint ventures and producing properties. Certain partnerships were exchanged for common shares of Hampton Resources Corporation in 1992, which was ultimately sold to Bellwether Exploration in 1995. In 1996, Mr. Lodzinski acquired Cliffwood Oil and Gas and then a controlling interest in Texoil where he served as President, CEO, and a Director. Texoil was sold to Ocean Energy in 2001. From 2001 to 2004, Mr. Lodzinski served as President, CEO, and Director of AROC to direct the restructuring and ultimate liquidation of the company in 2004. In 2004, Mr. Lodzinski formed Southern Bay Energy and merged that company into GeoResources, Inc. He served as President, CEO, and a Director until GeoResources was sold to Halcón Resources Corporation for $1.0 billion in 2012. He served as President and Chief Executive Officer of Oak Valley Resources, LLC from its formation in December 2012 until the closing of its strategic combination with Earthstone Energy, Inc. (“Earthstone”) in December 2014.  Since December 2014, Mr. Lodzinski has served as Chairman, President and Chief Executive Officer of Earthstone. He holds a BSBA degree in Accounting and Finance from Wayne State University in Detroit, Michigan.

Skills and Qualifications: The Board of Directors of the Company, in reviewing and assessing Mr. Lodzinski’s contributions to the Board, determined that his industry experience, intimate knowledge of the oil and gas industry, and prior roles in managing publicly traded oil and gas companies provide significant contributions to the Company’s Board of Directors.

Richard K. Stoneburner Age: 61 Director Since: 2014 Board Committees: ● Compensation
Mr. Stoneburner has served as a director and member of the compensation committee of the Company since the closing of the merger on September 10, 2014. He has served as a director of Yuma Co. since November 2013. He began his career as a geologist in 1977. Mr. Stoneburner joined Petrohawk Energy in 2003, where he led Petrohawk’s exploration program from 2005 to 2007 prior to serving as the company’s President and COO from 2007 to 2011. When BHP Billiton acquired Petrohawk in 2011, he was appointed President of the North America Shale Production Division where he managed operations in the Fayetteville Shale, the Haynesville Shale, the Eagle Ford Shale, and the Permian Basin divisions. Mr. Stoneburner currently serves on the Board of Directors of Newfield Exploration, Cub Energy and Tamboran Resources Limited and serves as a Managing Director to the private equity firm Pine Brook Partners. Prior to his appointment as Director, Mr. Stoneburner was a Board Advisor to Yuma Co. from July 2013 through November 2013. Mr. Stoneburner has a bachelor’s degree in geology from the University of Texas and a master’s degree in geological sciences from Wichita State University.

Skills and Qualifications: The Board of Directors of the Company, in reviewing and assessing Mr. Stoneburner’s contributions to the Board, determined that his prior industry experience ranging from staff geologist, corporate owner, exploration manager to C-level executive, his leading role in exploring for and developing some of the most successful resource plays in the United States; his significant experience in the challenges of resource play operations and development; and playing a key role in implementing a comprehensive health, safety, environment and community management system for unconventional shale plays while at BHP Billiton Petroleum provide significant contributions to the Company’s Board of Directors.

PROPOSAL 1 – ELECTION OF TWO CLASS I DIRECTORS

Our Board of Directors is divided into two classes, with each class serving staggered two-year terms. The term of office of the Class I directors expires at the 2015 Annual Meeting. Richard W. Volk, a current Class I director, previously advised the Board that he will not stand for reelection at the Annual Meeting. Mr. Volk has been a director since the closing of the merger and was previously a director of Yuma Co. As a result of Mr. Volk’s retirement, the Board has reduced the number of directors serving on the Board to five and the number of Class I directors to two.

Our Board has nominated two directors for election at the Annual Meeting to hold office until the 2017 annual meeting and the election of their successors. Both of the nominees currently are directors. Each agreed to be named in this proxy statement and to serve if elected. Both of the nominees are expected to attend the Annual Meeting.

Subject to approval by our shareholders of Proposal 2, our Restated Articles of Incorporation provide that the number of directors shall not be less than four nor more than seven. In the election of directors, each proxy will be voted for each of the Class I director nominees unless the proxy withholds authority to vote for one or both of the Class I director nominees.

We have no reason to believe that either of the Class I director nominees will be unable or unwilling for good cause to serve if elected. If either nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Class I directors.

Additional information regarding Messrs. Banks and Morris and all of our other directors, can be found under the “Our Board of Directors” section, the “Security Ownership of Management and Certain Beneficial Owners” section, and the “Compensation of Directors” section of this proxy statement.

Directors are elected by a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of the Class I directors. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Banks and Morris. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of Class I directors, your shares will constitute a broker non-vote and will not be voted for any of the Class I director nominees. See the section of this proxy statement entitled “General Information about the Annual Meeting – Voting Instructions and Information – Election of Directors.”

In light of the individual skills and qualifications of each of our Class I director nominees, our Board has concluded that each of our Class I director nominees should be elected to our Board.

Our Board unanimously recommends that shareholders vote FOR all of our Class I director nominees.

CORPORATE GOVERNANCE

On September 10, 2014, following the consummation of the merger and as required by the merger agreement, the Company expanded the size of its Board from three to six members. Pursuant to the merger agreement, at the closing of the merger, our three directors, Michael D. Herman, Rick D. Kasch and Gary L. Ronning resigned from our Board and all of Yuma Co.’s directors were appointed as directors to serve on the Board until their successors are duly elected and qualified. Also, our former officers resigned from their positions as of the closing of the merger.

Our Restated Articles of Incorporation provide for the classification of the Board into two classes with staggered two-year terms.

We are committed to high quality corporate governance, which helps us compete more effectively, sustain our success and build long-term shareholder value. The Board reviews the Company’s policies and business strategies, and advises and counsels the executive officers who manage the Company.

The full text of the charters of our Audit and Compensation Committees and our Business Conduct and Code of Ethics can be found at www.yumaenergyinc.com. Copies of these documents also may be obtained from our Corporate Secretary.

Governance is a continuing focus at the Company, starting with the Board and extending to management and all employees. In this section, we describe our key governance policies and practices. The Company is governed by a Board of Directors and committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with management.

Director Attendance
During 2014, prior to the closing of the merger, our Board held eleven meetings and all of our directors at the time attended 100% of the meetings. After the closing of the merger, our Board held two meetings. Each of the directors attended 100% of the meetings of the full Board after the merger, and meetings of the committee(s) on which he served after the merger in 2014. In addition, the Board acts from time to time by unanimous written consent in lieu of holding a meeting. After the closing of the merger, the Board effected nine actions by unanimous written consent.

While we do not have a formal policy regarding our Board members’ attendance at the annual meeting of shareholders, we encourage our directors to attend the annual meeting of shareholders. We expect each of directors will attend our 2015 Annual Meeting. In 2014, prior to the closing of the merger, Michael D. Herman was the only director that attended our special meeting of shareholders.

Controlled Company
Our Board has determined that we are a “controlled company” as defined under the corporate governance rules of the NYSE MKT since more than 50% of our issued and outstanding common stock is held by Sam L. Banks, our Chairman, President and Chief Executive Officer. As a “controlled company,” we are exempted from certain rules otherwise applicable to companies whose securities are listed on the NYSE MKT, including: (a) the requirement that the Company have a majority of independent directors; (b) the requirement that nominations to the board be either selected or recommended by a nominating committee consisting solely of independent directors; and (c) the requirement that the Company’s officers’ compensation be either determined or recommended by a compensation committee consisting solely of independent directors.

Director Independence
The current Board consists of six directors, one of whom is currently employed by the Company (Mr. Banks). In April 2015, the Board conducted an annual review and affirmatively determined that certain non-employee directors (Messrs. Christmas, Lodzinski, Morris and Stoneburner) are “independent” as that term is defined in the listing standards of the NYSE MKT. The Board made a subjective determination as to each independent director that no relationship exists; which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, the Board reviewed and discussed information provided by the Board and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management. Further, the Board determined that Mr. Banks is not independent because he is the President and Chief Executive Officer of the Company and Mr. Volk is not independent because he received compensation in excess of $120,000 within the past three years from the Company unrelated to his service as a director of the Company.

Board of Directors Diversity
The Board does not have a formal diversity policy. The Board considers candidates that will make the board as a whole reflective of a range of talents, skills, diversity and expertise.

Shareholder-Recommended Director Candidates
Our Board is responsible for identifying individuals qualified to become Board members and nominees for directorship are selected by the Board. Although the Board is willing to consider candidates recommended by our shareholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our shareholders. The Board believes that a formal policy is not necessary or appropriate because of the small size of the Board and because the current Board already has a diversity of business background and industry experience. Our Board will consider director candidates recommended by shareholders who are highly qualified in terms of business experience and be both willing and expressly interested in serving on the Board. Shareholders recommending candidates for consideration should send their recommendations, including the candidate’s name, address, principal occupation, number of shares of common stock held by the proposed director candidate, and the recommending shareholder’s name, address and number of shares of common stock held, and any other information about the candidate’s qualifications to Yuma Energy, Inc., Attn: President, 1177 West Loop South, Suite 1825, Houston, Texas 77027. Submissions must include sufficient biographical information concerning the recommended individual, including age, educational background, employment history for at least the past five years indicating employer’s names and description of the employer’s business, and any other biographical information that would assist the Board in determining the qualifications of the individual. The Board will consider all candidates, whether recommended by shareholders or members of management. The Board will consider recommendations received by a date not later than 120 calendar days before the date our proxy statement was released to shareholders in connection with the prior year’s annual meeting for nomination at that annual meeting. The Board will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.

Board Leadership
The Board is responsible for the control and direction of the Company. The Board represents the Company’s shareholders and its primary purpose is to build long-term shareholder value. Mr. Banks serves as Chairman of the Board, President and Chief Executive Officer of the Company. The Board believes that Mr. Banks is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and is also the person most capable of effectively identifying strategic priorities and leading the discussion and execution of corporate strategy. In this combined role, Mr. Banks is able to foster clear accountability and effective decision making. The Board believes that the combined role of Chairman and Chief Executive Officer strengthens the communication between the Board and management and provides a clear roadmap for shareholder communications. Further, as the individual with primary responsibility for managing day-to-day operations, Mr. Banks is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of our Board and Audit Committee. We therefore believe that the creation of a lead independent director position is not necessary at this time.

Board Risk Oversight
Our Board has ultimate responsibility for general oversight of risk management processes. The Board receives regular reports from Mr. Banks on areas of risk facing the Company. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets without management present to, among other things, discuss the Company’s risk management culture and processes. In the event, a Committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant Committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Communications with Directors
Shareholders and other interested parties may communicate with any of our independent directors, including Committee Chairs, by using the following address:

    Yuma Energy, Inc.
    Board of Directors
    c/o Kirk F. Sprunger, Corporate Secretary
    1177 West Loop South, Suite 1825
    Houston, Texas 77027
    E-mail: info@yumacompanies.com

The Corporate Secretary of the Company reviews communications to the independent directors and forwards the communications to the independent directors as appropriate. All such communications should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chair of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

Board Committees
To assist it in carrying out its duties, the Board has delegated certain authority to an Audit Committee and a Compensation Committee as the functions of each are described below.  Each member of the Audit and Compensation Committees has been determined by the Board to be “independent” for purposes of the listing standards of NYSE MKT and the rules of the Securities and Exchange Commission (“SEC”), including the heightened “independence” standard required for members of the Audit Committee. Additionally, our Board has determined that each member of the Compensation Committee is an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee. The Audit Committee provides oversight of the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. Among other things, the Audit Committee: appoints the independent auditor and evaluates its independence and performance; maintains a line of communication between the Board, the Company’s financial management and the independent auditor; and oversees compliance with the Company’s policies for conducting business, including ethical business standards. Our Board of Directors has determined that Mr. Morris qualifies as an “audit committee financial expert” as that term is defined in the listing standards of NYSE MKT and the applicable rules of the SEC.

The members of our Audit Committee prior to the closing of the merger were Rick D. Kasch and Gary L. Ronning. The Board determined that Mr. Kasch was an “audit committee financial expert” prior to the closing of the merger. In 2014, the Audit Committee held three meetings prior to the closing of the merger. The members of our Audit Committee as of the closing of the merger were Ben T. Morris (Chairperson), James W. Christmas and Frank A. Lodzinski. After the closing of the merger, the Audit Committee held one meeting.

Compensation Committee. The Compensation Committee oversees the development and administration of the Company’s compensation policies and programs. The primary function of this Committee is to review and approve executive compensation and benefit programs. Additionally, this Committee approves the compensation of our named executive officers, including the Chief Executive Officer. The Compensation Committee has retained a compensation consultant to assist the Committee in oversight and review of compensation policies of the Company. Our Chief Executive Officer is expected to recommend to the Compensation Committee the compensation for our other named executive officers.

The members of our Compensation Committee prior to the closing of the merger were Messrs. Kasch and Ronning. During 2014 and prior to the merger, the Compensation Committee did not hold any meetings. The members of our Compensation Committee as of the closing of the merger were Richard K. Stoneburner (Chairperson), James W. Christmas and Ben T. Morris. After the closing of the merger, the Compensation Committee did not hold any meetings.

Nominating Committee. Prior to the closing of the merger, we had a Nominating Committee for the purpose recommending prospective directors to fill vacancies that may arise from time to time and to propose individuals for election to the Board. Prior to the closing of the merger, Messrs. Kasch and Ronning served on the Nominating Committee. The Nominating Committee did not hold any meetings during 2014. After the closing of the merger, and as a result of being a “controlled company” as defined under the corporate governance rules of the NYSE MKT, our Board resolved to eliminate the Nominating Committee.

Corporate Code of Business Conduct and Ethics
Our Board adopted a Corporate Code of Business Conduct and Ethics (“Code of Ethics”), which provides general statements of our expectations regarding ethical standards that we expect our directors, officers and employees to adhere to while acting on our behalf.  Among other things, the Code of Ethics provides that:

● we will comply with all laws, rules and regulations;

● our directors, officers, and employees are to avoid conflicts of interest and are prohibited from competing with the Company or personally exploiting our corporate opportunities;

● our directors, officers, and employees are to protect our assets and maintain our confidentiality;

● we are committed to promoting values of integrity and fair dealing; and

● we are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our SEC periodic reports and tax returns

Our Code of Ethics also contains procedures for employees to report, anonymously or otherwise, violations of the Code of Ethics.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act, requires the Company’s directors and certain executive officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2014 all of our named executive officers, directors and greater than ten percent holders filed the required reports on a timely basis under Section 16(a) of the Exchange Act, other than Form 4s for certain of our directors and executive officers that were required in connection with the closing of the merger and were due on September 12, 2014. While not filed timely under Section 16(a), each of the Form 4s listed above was filed within a reasonable time following the deadline for timely filed reports.

PROPOSAL 2 –APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION AND AN AMENDMENT TO OUR AMENDED AND RESTATED BYLAWS

General
Our Restated Articles of Incorporation and our Amended and Restated Bylaws currently authorize a board with a size in the range of four to seven directors. If approved, this proposal would amend (i) our Restated Articles of Incorporation and (ii) our Amended and Restated Bylaws to increase the size of this range to five to nine directors, thereby allowing us to have a Board of up to nine members.

On April 17, 2015, our Board adopted a resolution which authorizes, subject to shareholder approval, an amendment to our Restated Articles of Incorporation, whereby Article Fourth of our Restated Articles of Incorporation is amended and restated in its entirety to read as follows:

“FOURTH:  The authorized number of directors of the Corporation shall be not less than five (5) nor more than nine (9), and the exact number of directors within those limits shall be determined from time to time by a resolution which is duly adopted by the Board of Directors of the Corporation in the manner provided in the Bylaws.”

Also, on April 17, 2015, our Board adopted a resolution which authorizes, subject to shareholder approval, an amendment to our Amended and Restated Bylaws, whereby Section C of Article II of our Amended and Restated Bylaws is amended and restated in its entirety to read as follows:

“Section C.    Number of Directors.

The authorized number of directors of the Corporation shall be not less than five (5) nor more than nine (9), and the exact number of directors within those limits shall be five (5) unless and until the exact number of directors is changed from time to time, within such specified limits, by a resolution which is duly adopted by the Board.”

Background and Reasons for the Proposal
Under California law, a corporation may allow the directors to establish the exact size of the board within a stated range, provided that: (i) the shareholders approve the range; and (ii) the high-end of the range is no more than two times the low end, minus one. For example, if we had a low-end of the range of four directors, then the high end could be no more than seven directors (i.e., two times four, minus one).

No Appraisal Rights
No shareholder will be entitled to exercise appraisal rights or dissenter’s rights in connection with this Proposal 2.

Approval by the Shareholders of the Proposal
Because this proposal requires an amendment to the Company’s Restated Articles of Incorporation and the Amended and Restated Bylaws, an affirmative vote of the holders of a majority of the issued and outstanding shares of common stock as of the record date is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as votes against this proposal.

Our Board unanimously recommends that shareholders vote FOR an Amendment to our Restated Articles of Incorporation and an Amendment to our Amended and Restated Bylaws.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board is committed to high quality governance. As a part of that commitment, and in accordance with SEC rules, our shareholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement.

We seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder returns, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2014 executive compensation program and policies for the named executive officers through the following resolution:

“RESOLVED, that shareholders of Yuma Energy, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Summary Compensation Table, the related compensation tables and the narrative in this proxy statement.”

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board and the Compensation Committee. Our Board, including the Compensation Committee, will, however, take into account the outcome of the “say on pay” vote when considering future compensation arrangements.

Our Board unanimously recommends that shareholders vote FOR approval of the advisory vote on executive compensation.

Note: The Company is providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (15 U.S.C. 78n-1). The shareholder vote will not be binding on the Company or the Board, and it will not be construed as overruling any decision by the Company or the Board or creating or implying any change to, or additional, fiduciary duties for the Company or the Board.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table includes all holdings of common stock, no par value per share, of the Company, as of April 17, 2015 of our directors and our named executive officers, our directors and named executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise noted, the mailing address of each person or entity named below is 1177 West Loop South, Suite 1825, Houston, Texas 77027.

Name	Common Stock (1)	Percent (2)
Named Executive Officers:
Sam L. Banks (3)	41,153,716	57.5%
Kirk F. Sprunger (3)	353,676	*
Mark D. Hartman (3)	264,311	*

Non-Management Directors:
James W. Christmas (3)	956,034	1.3%
Frank A. Lodzinski (4)	70,679	*
Ben T. Morris	169,124	*
Richard K. Stoneburner (3)	8,331	*
Richard W. Volk	178,732	*

Officers and Directors as a Group (eight persons): (3)	43,154,603	60.3%

Beneficial Owners of More than Five Percent:
Sanders Morris Harris Inc. (5)	5,013,507	7.0%

* Less than one percent.

(1)
This column lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. None of the shares are pledged as security by the named person. Standard brokerage accounts may include nonnegotiable provisions regarding set-offs or similar rights.

(2)	The percentage is based upon 71,557,839 shares of common stock of the Company issued and outstanding on April 17, 2015.
(3)
Includes unvested shares of restricted stock subject to forfeiture for Mr. Banks – 169,896; Mr. Sprunger – 73,714; Mr. Hartman – 27,012; Mr. Christmas – 5,554; Mr. Stoneburner – 5,554; and all directors and named executive officers as a group — 281,730.

(4)
Includes 62,348 shares held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.

(5)
Based on the Schedule 13G dated December 31, 2014 (filed: February 12, 2015) which indicates that it was filed by Sanders Morris Harris Inc. (“SMH”). According to such Schedule 13G, SMH, in its capacity as investment adviser and broker-dealer, may be deemed to beneficially own 5,013,507 shares, and has sole voting power over no shares, shared voting power over no shares, sole dispositive power over no shares, and shared dispositive power over 5,013,507 shares. The principal place of business for SMH is 600 Travis Street, Houston, Texas, 77002.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information related to our common stock which may be issued under our existing equity compensation plans as of December 31, 2014, including the Yuma Energy, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), the Pyramid Oil Company 2006 Equity Incentive Plan (the “2006 Plan”), plus the Yuma Co. 2011 Stock Option Plan (the “Yuma Co. Plan”) and stock awards outstanding thereunder which we assumed in connection with our acquisition Yuma Co. in September 2014:

PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders: (1)(2)	378,907	(3)	$5.17	8,626,093
Equity compensation plans not approved by security holders: (4)	2,048,095	(5)	-	-
Total	2,427,002		$5.17	8,626,093

(1)	The 2014 Plan was adopted by our shareholders in September 2014.

(2)	The 2006 Plan was adopted by our shareholders in June 2006. After the closing of the merger, the Board resolved to not issue any additional awards under the 2006 Plan.

(3)	Includes 273,907 restricted stock units that were awarded under the 2014 Plan. Each restricted stock unit represents a contingent right to receive one share of our common stock upon vesting.

(4)
We assumed the Yuma Co. Plan and the outstanding stock awards under the Yuma Co. Plan in connection with the closing of the merger in September 2014.  After the closing of the merger, the Board resolved to not issue any additional awards under the Yuma Co. Plan. We assumed 2,359,361 restricted shares of common stock in connection with the closing of the merger under the Yuma Co. Plan. Also, we assumed 95,424 restricted stock units in connection with the closing of the merger under the Yuma Co. Plan. Each restricted stock unit represents a continent right to receive one share of our common stock upon vesting.

(5)	Includes 1,952,671 shares of restricted stock not yet vested and 95,424 restricted stock units not yet vested.

COMPENSATION OF DIRECTORS

Directors who are employees of the Company receive no additional compensation for serving on the Board. Non-employee directors are compensated for their service on the Board as described below.	The following table describes the components of compensation for non-employee directors in effect during 2014 and continuing in 2015:

Retainer Fees	Compensation Element	Compensation Program
The Compensation Committee reviews our director compensation periodically and recommends changes to the Board, when it deems them appropriate.	Annual Cash Retainer	$40,000
	Annual Equity Grant	$50,000
	Audit Committee Chair Fee	$15,000
	Compensation Committee Chair Fee	$8,000

	Restricted Stock Awards

The Company assumed certain restricted stock awards that had been granted to Messrs. Christmas, Lodzinski, Morris, Stoneburner and Volk for their service as directors of Yuma Co. prior to the completion of our merger with Yuma Co.

Director Compensation in 2014
The following table sets forth the aggregate compensation paid to our non-employee directors during the year ended December 31, 2014:

Name (1)	Fees Earned or Paid In Cash ($)	Total ($)
James W. Christmas (2)	12,283	12,283
Frank A. Lodzinski (2)	12,283	12,283
Ben T. Morris (2)	16,318	16,318
Richard K. Stoneburner (2)	14,435	14,435
Richard W. Volk (2) (3)	12,283	12,283
Michael D. Herman	-	-
Rick D. Kasch	30,000	30,000
Gary L. Ronning	30,000	30,000

(1)
Messrs. Herman, Kasch and Ronning resigned from the Board effective September 10, 2014, and Messrs. Banks, Christmas, Lodzinski, Morris, Stoneburner and Volk were appointed to fill their vacancies at that time.

(2)	Represents compensation earned by the individual since they became a director on September 10, 2014 and through December 31, 2014.

(3)	Mr. Volk will retire from the Board effective at the 2015 Annual Meeting.

MANAGEMENT

The following table sets forth the names and ages of all of our executive officers, the positions and offices with us held by such persons and the months and years in which continuous service as executive officers began:

Name	Executive Officer Since	Age	Position
Sam L. Banks	Sept. 2014	65	Chairman of the Board, President and Chief Executive Officer
Kirk F. Sprunger	Sept. 2014	62	Chief Financial Officer, Treasurer and Corporate Secretary
Paul D. McKinney	Oct. 2014	56	Executive Vice President and Chief Operating Officer
Mark D. Hartman	Sept. 2014	54	Vice President – Exploration

The following paragraphs contain certain information about each of our executive officers other than Mr. Banks, whose biographical information is included under the heading “Our Board of Directors” above.

Kirk F. Sprunger has been the Chief Financial Officer, Treasurer and Corporate Secretary of the Company since the closing of the merger on September 10, 2014. He joined Yuma Co. in 1996 as Treasurer, Secretary and Chief Financial Officer. He has 40 years of experience in finance. Mr. Sprunger began his career in 1974 working at Arthur Andersen & Co. in their management consulting practice. Since 1980, Mr. Sprunger has performed a range of financial controller roles at Blocker Energy Corporation, AN-SON Corporation, Terry Companies, St. Paul Oil and Gas Corporation, TGX Corporation and Horizon Directional Systems. Mr. Sprunger graduated with a Bachelor of Business Administration in Accounting from the University of Texas at El Paso in 1974 and completed a Master of Business Administration in Finance from the University of Minnesota in 1991. He holds CPA certificates from Texas and Oklahoma.

Paul D. McKinney has been the Executive Vice President and Chief Operating Officer of the Company since October 10, 2014. Mr. McKinney served as a petroleum engineering consultant for Yuma Co. from June 2014 to September 2014 and for the Company from September 2014 to October 2014. Mr. McKinney served as Region Vice President, Gulf Coast Onshore, for Apache Corporation from 2010 through 2013, where he was responsible for the development and all operational aspects of the Gulf Coast region for Apache. Prior to his role as Region Vice President, Mr. McKinney was Manager, Corporate Reservoir Engineering, for Apache from 2007 through 2010. From 2006 through 2007, Mr. McKinney was Vice President and Director, Acquisitions & Divestitures for Tristone Capital, Inc. Mr. McKinney commenced his career with Anadarko Petroleum Corporation and held various positions with Anadarko over a 23 year period from 1983 to 2006, including his last title as Vice President of Reservoir Engineering, Anadarko Canada Corporation.  Mr. McKinney has a Bachelor of Science degree in Petroleum Engineering from Louisiana Tech University.

Mark D. Hartman has been Vice President – Exploration of the Company since the closing of the merger on September 10, 2014. He joined Yuma Co. in 2004 as a Senior Staff Geophysicist. In 2008, he was promoted to Exploration Manager and subsequently Vice President – Exploration. He has 31 years of experience in the oil and gas industry. Mr. Hartman commenced his career with Shell E&P in Houston and held a variety of roles at Shell over a 14 year period. In 1996, Mr. Hartman joined Meridian Resources as a Staff Geophysicist followed by Vice President of Exploration. In 2001, Mr. Hartman rejoined Shell E&P as a Senior Staff Geophysicist where he managed the South Texas Exploration team. Mr. Hartman graduated with a Bachelor of Science in Electrical Engineering degree from Texas Tech in 1982.

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table presents, for the years ended December 31, 2014 and 2013, the compensation of Mr. Sam L. Banks, our principal executive officer as of September 10, 2014, and Mr. Michael D. Herman, our principal executive officer during 2014 until the closing of the merger on September 10, 2014, and Messrs. Hartman and Sprunger, our two most highly-compensated executive officers (other than the principal executive officer) who were serving as executive officers (collectively, the “named executive officers” or “NEOs”) as of December 31, 2014. We have employment contracts with each of our named executive officers, except for Mr. Herman, who resigned at the closing of the merger. There has been no compensation awarded to, earned by or paid to any employees required to be reported in any table or column in the fiscal years covered by any table, other than what is set forth in the following table.

Name and Principal Position	Year	Salary ($)	Option Awards (1) ($)		All Other Compensation ($) (2)	Total ($)

Sam L. Banks (3)	2014	141,667	-		368,182	509,849
Principal Executive Officer
Kirk F. Sprunger (4)	2014	97,500	-		145,664	243,164
Chief Financial Officer, Treasurer and Corporate Secretary
Mark D. Hartman (5)	2014	87,500	-		260,400	347,900
Vice President – Exploration
Michael D. Herman (6)	2014	-	-		-	-
Former Interim Principal Executive Officer	2013	-	83,207	(6)	-	83,207

(1)
The amounts for option awards represent the estimated fair value of stock options at the date of grant. Fair value of the options is determined by the Black-Scholes option pricing model in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used, see Note J to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The terms of the option grant are set forth below in the table “Outstanding Equity Awards.”

(2)
The amounts reported in this column include revenues received by the individual from overriding royalty interests pursuant to the royalty plan (as discussed below) from the date of the closing of the merger through December 31, 2014, as shown in the following table:

Name	Year	Overriding Royalty Interest ($)	Total ($)
Sam L. Banks	2014	368,182	368,182
Kirk F. Sprunger	2014	145,664	145,664
Mark D. Hartman	2014	260,400	260,400

(3)	Information for Mr. Banks is included for the period after September 10, 2014, the date he became an employee.

(4)	Information for Mr. Sprunger is included for the period after September 10, 2014, the date he became an employee.

(5)	Information for Mr. Hartman is included for the period after September 10, 2014, the date he became an employee.

(6)
Mr. Herman was the Company’s Interim President and Chief Executive Officer from September 30, 2013 through September 10, 2014. However, Mr. Herman did not receive any compensation in his capacity as Interim President and Chief Executive Officer. All compensation that Mr. Herman received from the Company was received in his capacity as a non-employee director of the Company and is described above under the “Compensation of Director” section.

Narrative Disclosure to the Summary Compensation Table
The following discussion provides information about the compensation program for our named executive officers and is intended to place in perspective the information contained in the executive compensation tables.

Compensation Philosophy and Objectives. We operate in a highly competitive and challenging environment and must attract, motivate and retain highly talented individuals with the requisite technical and managerial skills to implement our business strategy. The objectives of our compensation program are to:

● help to attract and retain highly talented individuals to contribute to the Company’s progress, growth and profitability by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same industry;
● align the interests of the individual with those of our shareholders to encourage long-term value creation;
● be directly tied to the attainment of our annual performance targets and reflect individual contribution thereto; and
● reflect the unique qualifications, skills, experience and responsibilities of each individual.

Elements of Our Compensation Program – Base Salary. Base salary is the principal fixed component of our compensation program. It provides our named executive officers with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary is primarily used to attract and retain highly talented individuals. Base salary varies depending on the named executive officer’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to the Company.

Short-Term Incentives. Short-term incentive compensation is the short-term variable portion of our compensation program and is based on the principle of pay-for-performance. The objective of short-term incentives is to reward our named executive officers based on the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success.

Long-Term Incentives. Long-term incentives are provided to our named executive officers under our 2014 Long-Term Incentive Plan (the “2014 Plan”), which was approved by our shareholders in September 2014. These incentives are intended to align the interests of shareholders with employees by providing employees with incentive to perform technically and financially in a manner that promotes total shareholder return. Furthermore, we believe that long-term incentives create an incentive for future performance and create a retention incentive. In determining long-term incentives, the Compensation Committee considers a named executive officer’s potential for future successful performance and leadership as part of the executive management team, taking into account past performance and leadership as a key indicator.

Under our 2014 Plan, the Compensation Committee has the flexibility to choose between a number of forms of long-term incentive compensation, including stock options, stock appreciation rights, restricted stock awards, performance units, performance shares, or other incentive awards.

Other Benefits. All employees may participate in our 401(k) Retirement Savings Plan (“401(k) Plan”) established many years ago. Each employee may make before-tax contributions in accordance with the limits of the Internal Revenue Service. We provide the 401(k) Plan to help our employees attain financial security by providing them with a program to save a portion of their cash compensation for retirement in a tax efficient manner. Our matching contribution is an amount equal to 100% of the employee’s elective deferral contribution not to exceed 4.0% of the employee’s compensation; provided, however, that the matching contribution does not apply to our highly compensated employees, including our named executive officers.

All full time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Roles of our CEO and the Compensation Committee. Our Compensation Committee is comprised solely of independent directors and has overall responsibility for the compensation of our named executive officers. The Compensation Committee monitors our director and named executive officer compensation and benefit plans, policies and programs to insure that they are consistent with our compensation philosophy and objectives, along with our corporate governance guidelines. Our President and Chief Executive Officer, Mr. Banks, makes recommendations to the Compensation Committee regarding the base salary, short-term and long-term incentive compensation with respect to the named executive officers (other than himself) based on his analysis and assessment of their performance. Such officers are not present at the time of these deliberations. The Compensation Committee, in its discretion, may accept, modify or reject any or all such recommendations. The Compensation Committee independently determines the salary, short-term and long-term incentive compensation for our President and Chief Executive Officer with limited input from him. The Compensation Committee makes periodic awards to our named executive officers under our 2014 Plan.

Other Compensation Practices – Accounting and Tax Considerations. Our Compensation Committee reviews and takes into account current tax, accounting and securities regulations as they relate to the design of our compensation programs and related decisions. Section 162(m) of the Code, imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is performance-based. We have no individuals with non-performance based compensation paid in excess of the Code Section 162(m) tax deduction limit.

Stock Ownership Guidelines and Hedging Prohibition. We do not currently have ownership requirements or a stock retention policy for our named executive officers or non-employee directors. Our Board has adopted a policy restricting all employees, including our named executive officers, and members of the Board from engaging in any hedging transactions with respect to our common stock held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities. The Board has also adopted a policy restricting our named executive officers and members of the Board from pledging, or using as collateral, our common stock in order to secure personal loans or other obligations, which includes holding shares of our common stock in a margin account.

We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines and hedging prohibitions.

Clawback Provisions. Although we do not presently have any formal policies or practices that provide for the recovery of prior incentive compensation awards that were based on financial information later restated as a result of the Company’s material non-compliance with financial reporting requirements, in such event we reserve the right to seek all recoveries currently available under law. The Compensation Committee has included a provision into our equity grant agreements whereby the equity grants to named executive officers are subject to any clawback policies the Company may adopt which may result in the reduction, cancellation, forfeiture or recoupment of such grants if certain specified events occur, including, but not limited to, an accounting restatement due to any material noncompliance with financial reporting regulations by the Company.

Overriding Royalty Interest Plan. Our overriding royalty interest plan (the “royalty plan”) was established in 1983 with the formation of the predecessor of one of our subsidiaries for the issuance of a portion of certain overriding royalty interests developed and leased on our prospects from time to time by us to our employees and management. The purpose of the royalty plan is to provide an employee incentive plan to reward the successful generation and drilling of our prospects and provide for employee retention. The royalty plan is administered and interpreted by our Compensation Committee.

From time to time, we reserve approximately 3.5% of our net revenue interest (based on 100% of the net revenue interest) on our generated prospects as a pool to satisfy grants of overriding royalties under the royalty plan. This amount is subject to the approval of our partners in the applicable prospects via absorbing their proportionate share of the overriding royalty interests. The amount of each actual grant is typically subject to the terms of applicable employment agreements and the vesting schedules included therein, unless otherwise determined.

Notwithstanding anything to the contrary, the royalty plan provides that nothing in it prohibits us from operating our business in the ordinary course. Also, we have no obligation to conduct any drilling operations or take any other action upon or with respect to any property subject to the royalty plan or to continue to operate any well or to operate or maintain in force any lease. In addition, we have the right at any time to surrender, abandon or otherwise terminate any such lease in whole or in part without any liability to any royalty plan participant.

Working Interest Incentive Plan. Our working interest incentive plan (the “working interest plan”) is intended to foster and promote the development and execution of our business by retaining and motivating our president and chief executive officer, Sam L. Banks, imposing on Mr. Banks the same risk incurred by us in our core operations, and providing for liquidity for Mr. Banks outside of the Company. The working interest plan was originally adopted in 1983 and most recently amended by the board of directors of our subsidiary, Yuma Co. on August 15, 2011 to limit the parameters of the working interest plan. Mr. Banks has participated in the working interest plan since 1983. The Board has the right to terminate the working interest plan at any time upon twelve months written notice of termination to Mr. Banks.

The working interest plan is administered and interpreted by the Board.  The Board has the power to take any and all action the Board deems necessary or advisable for the proper operation or administration of the working interest plan. Subsequent to August 15, 2011, the Board has approved all property acquisitions under the working interest plan.

From time to time, we may acquire certain real property interests upon which we will generate one or several oil and gas prospects, or we may acquire a working interest in existing oil and gas prospects. Once we have generated a drillable prospect, or upon the acquisition of a working interest in an existing prospect from an unaffiliated third party, Mr. Banks has the option to acquire from us, or such unaffiliated third party directly, a working interest in such prospects in an amount up to 2.5% of our working interest. In lieu of acquiring a working interest in the prospects from us, Mr. Banks has the right, at his election, to participate with us on any production acquisitions in which we undertake in an amount up to 2.5% (previously 5.0%) of the working interest to be acquired. The terms under which Mr. Banks acquires any interests will be on no better terms than the terms promoted to unaffiliated third parties who are drilling participants in our generated prospects.

The purchase price for any interests acquired from us will be determined using the same cost basis as we acquired such interest. The purchase price for any interests acquired from a third party in a transaction in which Mr. Banks participates will be determined in arm’s length negotiations. The pricing and payment terms for any interests acquired will be no better than the terms promoted to unaffiliated third parties who are drilling participants in our generated prospects. Mr. Banks shall pay the purchase price for any interests acquired from us in cash at the closing of the acquisition, and he will be responsible for obtaining any financing required to purchase any interests. In no event will we advance the purchase price for any acquisition, assist Mr. Banks in obtaining financing, or otherwise arrange such financing or any other extension of credit for Mr. Banks in connection with the working interest plan, and will not provide any guarantee or other credit support to Mr. Banks.

Nothing in the working interest plan prohibits us from operating our business in the ordinary course. The working interest plan automatically terminates upon termination of Mr. Banks’ employment or upon his death. Participating in the working interest plan does not give Mr. Banks any right to remain in the employ of or continue serving as a director of the Company or any of its subsidiaries.

Outstanding Equity Awards
The following table provides information concerning unvested restricted stock awards and equity incentive plan awards for our named executive officers as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (1) (#)	Market value of shares of units of stock that have not vested (2) ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Sam L. Banks	-	-	-	-	-	282,487	508,477	-	-

Kirk F. Sprunger	-	-	-	-	-	318,082	572,548	-	-

Mark D. Hartman	-	-	-	-	-	264,311	475,760	-	-

Michael D. Herman	10/08/2013	50,000	-	5.16	10/7/2018	-	-	-	-

(1)	The table below shows the vesting dates for the respective unvested restricted stock awards or restricted stock unit awards listed in the above Outstanding Equity Awards at Fiscal Year-End Table:

Vesting Date	Mr. Banks	Mr. Sprunger	Mr. Hartman
April 1, 2015	112,591	244,368	237,299
May 20, 2015	37,867	14,137	-
December 31, 2015	56,295	31,303	27,012
January 1, 2016	37,867	14,137	-
January 1, 2017	37,867	14,137	-

(2)
Calculated based upon the closing market price of our common stock as of December 31, 2014, the last trading day of our 2014 fiscal year ($1.80) multiplied by the number of unvested awards at year end.

Employment Contracts and Termination of Employment
Messrs. Banks, Sprunger and Hartman (collectively, the “officers”) entered into employment agreements with Yuma Co. on October 1, 2012, June 1, 2012, and June 15, 2014, respectively, and the Company assumed the obligations under such employment agreements in connection with the closing of the merger.

Under the terms of the employment agreements, Messrs. Banks, Sprunger and Hartman currently receive annual base salaries in the amount of $425,000, $292,500, and $262,500, respectively, subject to any increase the Compensation Committee may deem appropriate from time to time. In addition, the officers are eligible to receive one or more annual cash bonuses and grants of stock options, restricted stock or other equity-related awards from our equity compensation plans, as determined by the Compensation Committee. Each of the employment agreements is on a month-to-month basis and may be terminated with 60 days’ notice.

The employment agreements include severance provisions that apply upon certain involuntary terminations of employment. As a condition to the payment of any severance benefit described below, we may require the officer to execute and not revoke a release of claims in favor of us. The employment agreements also contain certain restrictive covenants, including the obligation not to compete against the Company and a confidentiality requirement. In the event the officer violates these restrictive covenants, we may cease paying all severance benefits to the officer and may recover an amount equal to any severance benefits previously paid to the officer under the agreement.

The employment agreements provide that in the event of a termination of employment by the Company for cause or by the officer without good reason, the officer will be entitled to accrued but unpaid base salary and benefits through the date of termination but will forfeit any other compensation from the Company.

In the event the officer’s employment is terminated by such executive for good reason, then the officer will be entitled to receive (i) any earned but unpaid bonus, (ii) continued payments of base salary for a period of 12 months (or 24 months for Mr. Banks), assuming continued compliance with restrictive covenants and execution and non-revocation of a release of claims, and (iii) either the provision of continued participation in our health insurance plans or the payment of the officer’s premiums for continued health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), in each case, for a period of 12 months (or 24 months for Mr. Banks).

The employment agreements also contain customary confidentiality and non-solicitation provisions. The non-solicitation provisions of the employment agreements prohibit the officers from soliciting for employment any employee of the Company or any person who was an employee of the Company. This prohibition applies during the officer’s employment with the Company and for two years following the termination of his employment and extends to offers of employment for his own account or benefit or for the account or benefit of any other person, firm or entity, directly or indirectly.

Please see the section titled “Potential Payments Triggered Upon a Change in Control.”

Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee until September 10, 2014 were Messrs. Kasch and Ronning and the members since September 10, 2014 are Messrs. Stoneburner, Christmas and Morris. There are no members of our Compensation Committee who were officers or employees of the Company or any of our subsidiaries during fiscal year 2014. No members were formerly officers of the Company or had any relationship otherwise requiring disclosure hereunder. During fiscal year 2014, no interlocking relationships existed between any of our named executive officers or members of our Board or Compensation Committee, on the one hand, and the executive officers or members of the board of directors or compensation committee of any other entity, on the other hand.

Potential Payments Triggered Upon a Change in Control
The amounts shown in the following table reflect the potential value to our named executive officers, as of December 31, 2014, of cash payments under such named executive officer’s employment agreement and unvested restricted stock awards where the vesting may accelerate upon a change in control of the Company. The cash compensation in the table below assumes that the employment of the named executive is terminated by the named executive officer for good reason in accordance with the named executive officers’ employment agreement. Consistent with SEC requirements, these estimated amounts have been calculated as if the change in control had occurred as of December 31, 2014, the last business day of 2014, and using the closing market price of our common stock on December 31, 2014 ($1.80 per share). The amounts below are estimates of the incremental amounts that would be received upon a change in control; the actual amount could be determined only at the time of any actual change in control.

Estimated Potential Payments Upon a Change in Control

Name	Cash Compensation ($)	Unvested Restricted Stock Awards at 12/31/2014 (#)	Value (Based on Closing Price of Stock at 12/31/2014) ($)	Total ($)
Sam L. Banks	850,000	282,487	508,477	1,358,477
Kirk F. Sprunger	292,500	318,082	572,548	865,048
Mark D. Hartman	262,500	264,311	475,760	738,260

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has retained Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm (our independent auditor). Grant Thornton audited our financial statements for the year ended December 31, 2014. A representative of Grant Thornton is expected to be present at the Annual Meeting and will respond to appropriate questions.

The audit reports of Grant Thornton on our consolidated financial statements as of and for the year ended December 31, 2014 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

SingerLewak LLP (“SingerLewak”) served as the independent registered public accounting firm for the Company for the year ended December 31, 2013 and for the subsequent interim period through June 30, 2014. On September 11, 2014, the Company dismissed SingerLewak and engaged Grant Thornton to serve as the Company’s independent registered public accounting firm. The audit report of SingerLewak on the financial statements of the Company as of and for the years ended December 31, 2013 and 2012, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. A representative of SingerLewak is not expected to be present at the Annual Meeting but, if present, will respond to appropriate questions.

The decision to change accountants was recommended by the Audit Committee and approved by the Board.

During the fiscal years ended December 31, 2013 and 2012, and the interim period through June 30, 2014, there were no: (1) disagreements with SingerLewak on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

A copy of SingerLewak’s letter, dated September 16, 2014, stating its agreement with the above statements, is attached as Exhibit 16 on our Current Report on Form 8-K filed with the SEC on September 16, 2014.

During the fiscal years ended December 31, 2013 and 2012 and the subsequent interim period through June 30, 2014, Grant Thornton was not consulted as to the application of accounting principles, the type of audit opinion that might be rendered, or any matter that was the subject of a disagreement or a reportable event.

Audit Committee Pre-Approval Policies and Procedures
To help assure independence of the independent auditor, the Audit Committee has established a policy whereby all audit, review, attest and non-audit engagements of the principal auditor or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. This policy is set forth in our Audit Committee Charter. Of the fees shown in the table below, which were paid to our independent auditor, 100% were approved by the Audit Committee.

Fees Paid to Grant Thornton LLP and SingerLewak LLP
The following is a summary and description of fees for services provided by Grant Thornton in 2014, and SingerLewak in 2014 and 2013.

Services	2014	2013
Audit Fees (1)	$373,181	$154,000
Audit-Related Fees (2)	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$373,181	$154,000

(1)
Audit Fees include professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees comprise fees for professional services reasonably related to the performance of the audit or review of the Company’s financial statements.

AUDIT COMMITTEE REPORT

Our Audit Committee reports to and acts on behalf of our Board by providing oversight of our financial management, independent auditor and financial reporting procedures. The Audit Committee operates under a written charter adopted by the Board.  Our management is responsible for preparing our financial statements, and our independent auditor is responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by our management and the independent auditor. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor prior to their release and filing.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that our independent auditor is in fact “independent.”

The Audit Committee has discussed with the independent auditor matters required to be discussed in the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T, as may be modified or supplemented. In addition, the Audit Committee received from the independent auditor the written disclosures and the letter required by applicable requirements of the PCAOB, regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

The Audit Committee considered the fees and costs billed and expected to be billed by the independent auditor for our audit services. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent auditor are compatible with maintaining auditor independence.

In addition, the Audit Committee reviewed its Charter and received reports as required by its policy for the receipt, retention and treatment of financial reporting concerns received from external and internal sources.

The Audit Committee has discussed with the independent auditor, with and without management present, its evaluation of our internal accounting controls and the overall quality of our financial reporting.

Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Yuma Energy, Inc. be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

AUDIT COMMITTEE
Ben T. Morris (Chair)
James W. Christmas
Frank A. Lodzinski

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Yuma Energy, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Yuma Energy, Inc. specifically incorporates the Report by reference therein.)

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has concluded that the continued retention of Grant Thornton LLP (“Grant Thornton”) is in the best interests of the Company and its shareholders and appointed Grant Thornton as the Company’s independent registered public accounting firm for 2015. Services provided to the Company and its subsidiaries by Grant Thornton during the year ended December 31, 2014 are described under the “Independent Public Accountants,” section above. Grant Thornton was appointed as the Company’s external auditor in September 2014. The Audit Committee evaluates the independent registered public accountant’s qualifications, performance, audit plan and independence each year. In addition to assuring the regular rotation of the lead audit partner every five years as required by SEC rules, one or more members of the Audit Committee also meets with candidates for the lead audit partner and the Committee discusses the appointment before rotation occurs.

We are asking our shareholders to ratify the selection of Grant Thornton as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our shareholders for ratification as a matter of good corporate practice.

Representatives of Grant Thornton will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this Proposal will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

The Board recommends that shareholders vote “FOR” ratification of the appointment of Grant Thornton as the Company’s independent registered public accountants for 2015.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Our Board unanimously recommends that shareholders vote FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2015.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Working Interest Incentive Plan
The following table sets forth, with respect to Mr. Banks’s working interests acquired under the working interest plan (since the adoption of the plan in 1983 by the predecessor of our subsidiary, Yuma Co.), the oil, natural gas and natural gas liquids revenues he received, lease operating expenses he paid, the resulting net cash flow before capital expenditures, capital expenditures he paid and net cash flow after capital expenditures during each of the two years ended December 31, 2014.

	Year Ended December 31,
	2014	2013
Natural gas and oil revenues	$819,300	$892,685
Lease operating expenditures	(672,429)	(477,362)

Net cash flow	146,871	415,323
Capital expenditures	(581,163)	(221,857)

Net after capital expenditures and before income taxes	$(434,292)	$193,466

The foregoing information has been derived solely from our Company records. Accordingly, it may not include all revenues and expenses for the working interest plan interests that are not operated by us. Mr. Banks’s working interests are his personal assets and we do not restrict sales, dispositions or financing transactions involving our working interests that we previously assigned to him. Mr. Banks pays us for lease operating expenses and capital expenditures related to his working interests acquired under the working interest plan promptly upon receipt of each invoice. As of the years ended December 31, 2014 and 2013, Mr. Banks had outstanding payables to us for such working interests in the amounts of $174,720 and $135,080, respectively, and each such payable was promptly paid upon receipt of the invoices. For more information about the working interest plan, see the Executive Compensation – Working Interest Incentive Plan section above.

Working Interest Owner
Mr. Christmas, one of our directors, owns a working interest in two of our wells, which we operate under a standard joint operating agreement. During the years ended December 31, 2014 and 2013, Mr. Christmas received oil and gas revenues, net of severance taxes and transportation costs, totaling $147,038 and $8,991, respectively, from the Company attributable to such working interests and during the years ended December 31, 2014 and 2013, Mr. Christmas incurred lease operating expenses and capital expenditures on such working interests of $821,422 and $520,362, respectively.

Policies and Procedures for Approval of Related Party Transactions
Our officers and directors are required to obtain Audit Committee approval for any proposed related party transactions. In addition, our Code of Ethics requires that each director, officer and employee must do everything he or she reasonably can to avoid conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics states that a conflict of interest exists when an individual’s private interest interferes in any way or even appears to interfere with our interests and sets forth a list of broad categories of the types of transactions that must be reported to our Board. Under our Code of Ethics, we reserve the right to determine when an actual or potential conflict of interest exists and then to take any action we deem appropriate to prevent the conflict of interest from occurring.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Instructions and Information
Who Can Vote? You are entitled to vote your common stock if our records show that you held your shares as of the record date, April 24, 2015. At the close of business on that date, a total of ___________ shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on the matters submitted for a vote at the Annual Meeting. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if a shareholder makes a written comment on the proxy card, otherwise communicates his or her vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.

Voting Your Proxy. If your common stock is held through a broker, bank or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the Annual Meeting.

If you hold your shares in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxies how to vote following the instructions listed on the Notice of Internet Availability and the Proxy Card, or by signing, dating and mailing the proxy card in the postage paid envelope. Of course, you can always come to the meeting and vote your shares in person.

Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors: for each director nominee, for the Amendment to the Restated Articles of Incorporation and the Amendment to the Amended and Restated Bylaws, for the advisory vote on executive compensation, and for the ratification of the appointment of Grant Thornton as our independent registered public accounting firm and will be deemed to grant discretionary authority to vote upon any other matters properly before the Annual Meeting.

Matters to be Presented. We are not aware of any matters to be presented at the meeting, other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Revoking Your Proxy. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise our Corporate Secretary in writing before the proxies vote your shares at the meeting, deliver later-dated proxy instructions or attend the meeting and vote your shares in person. We will honor the proxy with the latest date.

How Votes Are Counted. A quorum is required to transact business at our Annual Meeting. A majority of the shares of common stock outstanding must be represented at the meeting in person or by proxy to constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. In addition, broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting. You may either vote for, against or abstain on each of the proposals. Broker non-votes and abstentions will have no impact, as they are not counted as votes cast. Although the advisory vote in Proposal 3 is non-binding, as provided by law, our Board will review the results of the votes and, consistent with our commitment to shareholder engagement, will take them into account in making a determination concerning executive compensation. If you hold your shares in street name, and you do not submit voting instructions to your broker, bank or other nominee, such person will not be permitted to vote your shares in their discretion on the election of directors, the amendment to the Restated Articles of Incorporation and the amendment to our Amended and Restated Bylaws, or the advisory vote on executive compensation. However, if you hold your shares in street name, and you do not submit voting instructions to your broker, bank or other nominee, such person will be permitted to vote your shares in their discretion on the ratification of the appointment of the independent registered public accounting firm.

Election of Directors. In the election of directors, the two nominees with the highest number of votes cast in their favor will be elected as directors to our Board of Directors assuming a quorum is present at the Annual Meeting. Cumulative voting in the election of directors is not permitted.

Amendment of Restated Articles of Incorporation and Amendment of Amended and Restated Bylaws. To approve the Amendment to the Restated Articles of Incorporation and the Amendment to the Amended and Restated Bylaws requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock.

Advisory Vote on Executive Compensation. Approval of the advisory vote on executive compensation requires the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting; provided that a quorum is present.

Ratification of Appointment of Grant Thornton LLP as Our Independent Registered Public Accounting Firm. Approval of the appointment of Grant Thornton LLC as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting; provided that a quorum is present.

Board Recommendations. THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES, FOR THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION AND THE AMENDMENT TO THE AMENDED AND RESTATED BYLAWS, FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Cost of Proxy Solicitation. We are providing these proxy materials in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting. We will pay the cost of this proxy solicitation. We have retained Issuer Direct to aid in the solicitation of proxies, at an estimated cost of $6,000 plus reimbursement of out of pocket expenses. In addition, we expect that a number of our employees will solicit shareholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Shareholder Proposals
In order to submit shareholder proposals for the 2016 Annual Meeting of Shareholders for inclusion in the Company’s proxy statement pursuant to Exchange Act Rule 14a-8, materials must be received by our Corporate Secretary at the Company’s principal executive office in Houston, Texas, no later than January 1, 2016. The proposals must comply with all of the requirements of Exchange Act Rule 14a-8. Proposals should be addressed to: Yuma Energy, Inc., Corporate Secretary, 1177 West Loop South, Suite 1825, Houston, Texas 77027. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The SEC also sets forth procedures under which shareholders may make proposals outside of the process described above in order for a shareholder to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures require that shareholders must submit nominations or items of business in writing to our Corporate Secretary at our office in Houston, Texas. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2016 Annual Meeting no later than 45 days before the date on which the Company first sent proxy materials for the prior year’s annual meeting if it is being held within 30 days preceding the anniversary date (June 9, 2015) of this year’s meeting, which is a reasonable time before the Company will begin printing and sending its proxy materials.

For any other meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting. These requirements are separate from and in addition to the SEC’s requirements described in the first paragraph of this section relating to including a proposal in our proxy statements.

Assuming that our 2016 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by March 16, 2016, which is a reasonable time before the Company will begin printing and sending its proxy materials. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested. Such proposals must also meet the other requirements established by the SEC for shareholder proposals.

Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and this Notice of the 2015 Annual Meeting and Proxy Statement are available at https://www.iproxydirect.com/YUMA. We will provide to any shareholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of our Annual Report on Form 10-K as filed with the SEC for our fiscal year ended December 31, 2014. Any such request should be directed to Yuma Energy, Inc., Attn: Corporate Secretary, 1177 West Loop South, Suite 1825, Houston, Texas 77027 or by calling (713) 968-7000. The Annual Report on Form 10-K for the fiscal year ended December 31, 2014 accompanying this proxy statement is not part of the proxy soliciting material.

Eliminating Duplicative Proxy Materials
Shareholders having the same last name and address and individuals with more than one account registered at Computershare Trust Company, N.A., with the same address and who receive paper copies of the proxy materials will receive one copy of our proxy statement and annual report on Form 10-K, unless contrary instructions have been received from an affected shareholder. If you would like to enroll in this service or receive individual copies of all documents, please contact our Corporate Secretary by writing to Yuma Energy, Inc., Attn: Kirk F. Sprunger, Corporate Secretary, 1177 West Loop South, Suite 1825, Houston, Texas 77027 or by calling (713) 968-7000.

Incorporation by Reference
To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Yuma Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

By Order of The Board of Directors,

Dated: April __, 2015	Kirk F. Sprunger
Corporate Secretary

YUMA ENERGY, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS – JUNE 9, 2015 AT 9:00 AM CDT
CONTROL ID:
REQUEST ID:

The undersigned hereby appoints Sam L. Banks and Kirk F. Sprunger, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Yuma Energy, Inc. (“Yuma”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 9, 2015, at 9:00 a.m., Central Daylight Time, at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

VOTING INSTRUCTIONS
If you vote by telephone or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
INTERNET:	https://www.iproxydirect.com/YUMA
TELEPHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF THE SHAREHOLDERS OF YUMA ENERGY, INC.			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Board of Directors recommends a vote FOR all of the listed nominees and FOR Proposals 2, 3, 4 and 5.

Proposal 1		à	FOR ALL	AGAINST ALL	FOR ALL EXCEPT
	Election of Class I Directors:		☐	☐
	Sam L. Banks				☐	CONTROL ID:
	Ben T. Morris				☐	REQUEST ID:

Proposal 2		à	FOR	AGAINST	ABSTAIN

Approval of an amendment to Yuma’s Restated Articles of Incorporation and an amendment to Yuma’s Amended and Restated Bylaws to increase the size of the range of the number of directors from a minimum of four directors and maximum of seven directors to a minimum of five directors and a maximum of nine directors.
			☐	☐	☐

Proposal 3		à	FOR	AGAINST	ABSTAIN
	Approval, by a non-binding advisory vote, of the executive compensation of the named executive officers of Yuma.		☐	☐	☐

Proposal 4		à	FOR	AGAINST	ABSTAIN
	Ratification of the appointment of Grant Thornton LLP as Yuma’s independent registered public accounting firm for 2015.		☐	☐	☐

Proposal 5		à	FOR	AGAINST	ABSTAIN
	Transaction of such other matters as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.		☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.iproxydirect.com/YUMA.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

MARK HERE FOR ADDRESS CHANGE   ☐ New Address (if applicable):
____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2015

(Print Name of Shareholder and/or Joint Tenant)

(Signature of Shareholder)

(Second Signature if held jointly)